Exhibit 99.1

Financial News

February 5, 2003	Analyst Contact:	Weldon Watson, 918-588-7158
	Media Contact:	Andrea Chancellor, 918-588-7570

ONEOK CLOSES REPURCHASE OF $300 MILLION

OF ITS PREFERRED SHARES FROM WESTAR ENERGY

Tulsa, Oklahoma – ONEOK, Inc., (NYSE:OKE), announced today it has purchased $300 million of its Series A Convertible Preferred Stock from Westar Energy (NYSE:WR). In connection with the repurchase, the remaining Series A shares held by Westar were converted into shares of newly-created Series D Convertible Preferred Stock and ONEOK and Westar entered into new shareholder and registration rights agreements.

The two companies previously announced that ONEOK would purchase up to $250 million of the Series A shares, and the parties agreed to increase that amount to $300 million in the light of ONEOK’s recently completed public offering of common stock and 8.5 percent equity units.

ONEOK repurchased 18.1 million shares (reflecting a previous 2-for-1 common stock split) of the Series A Convertible Preferred Stock from Westar at a price of $16.60 per share. The remaining Series A shares held by Westar have been exchanged for 21.8 million shares of the newly-created Series D Convertible Preferred Stock.

As a result of the repurchase and the recently completed ONEOK common stock offering, Westar’s equity interest in ONEOK has been reduced from approximately 44.4 percent to approximately 27.4 percent on a fully diluted basis.

After giving effect to the repurchase of the Series A shares, the exchange of the remaining Series A shares for new Series D shares and the recently completed ONEOK common stock offering, ONEOK will have approximately 96.4 million shares outstanding on a fully diluted basis. Prior to these transactions, ONEOK’s fully diluted shares outstanding were approximately 100.7 million.

Some of the principal terms of the new Series D Convertible Preferred Stock are summarized below:

•	The Series D Convertible Preferred Stock will have a fixed quarterly cash dividend of 23.125 cents per share, as declared by ONEOK’s board of directors;

•	The Series D Convertible Preferred Stock will be redeemable by ONEOK at any time after August 1, 2006 (subject to possible extension for 90 days) if the closing price of ONEOK common stock exceeds $25 for 30 consecutive trading days at a per share redemption price of $20;

•	Each share of Series D Convertible Preferred Stock will be convertible into one share of ONEOK common stock, subject to adjustment for stock splits, stock dividends, reverse stock splits or any transaction with comparable effects; and

•	Westar Industries may not convert any shares of Series D Convertible Preferred Stock held by it unless the annual per share dividend for the ONEOK common stock for the previous year is greater than 92.5 cents per share and such conversion would not subject ONEOK to the Public Utility Holding Company Act of 1935.

ONEOK and Westar Energy have terminated their original shareholder and registration rights agreements and have entered into new agreements. Under the new agreements:

•	Westar will be prohibited from acquiring any additional securities of ONEOK.

•	Westar may make private sales of its shares of ONEOK common or preferred stock as long as each sale involves less than five percent of ONEOK’s outstanding common stock (assuming conversion of the Series D Preferred Stock to be sold) and is made to an owner of less than five percent of ONEOK’s outstanding common stock. Westar also may make public sales of ONEOK stock in any broadly distributed underwritten offering or under a shelf registration statement.

•	Westar will have the right to designate one ONEOK board member.

•	The new shareholder agreement will terminate if Westar’s beneficial ownership falls below 10 percent of ONEOK’s outstanding common stock (assuming conversion of the Series D stock into shares of ONEOK common stock).

•	The top-up rights, dilutive issuance rights and buy/sell option previously provided for have been eliminated.

•	The Series D Convertible Preferred Stock will be registered by ONEOK for resale by Westar.

•	Westar’s 4.7 million shares of ONEOK common are also subject to the restrictions and other provisions contained in the new shareholder agreement.

ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in 28 states. The company is the largest natural gas distributor in Kansas and Oklahoma and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving 1.9 million customers. ONEOK is a Fortune 500 company.

Statements contained in this release relating to future financings, the company’s increased capitalization, the impact of accounting issues affecting the company’s earnings and other statements made above that include company expectations or predictions are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company’s Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the web site: www.oneok.com.

# # #